Morris Capital Advisors, LLC/Manor Investment Funds

Code of Ethics

Introduction

This Code of Ethics (“Code”) for the Principal Officers of Morris Capital Advisors, LLC (“MCA”) and Manor Investment Funds (“Fund”) applies to all officers of Morris Capital Advisors, LLC and Manor Investment Funds.

Honesty and integrity are hallmarks of Morris Capital Advisors, LLC and Manor Investment Funds. We maintain the highest standards of ethics and conduct in all of our business relationships. This Code of Business Conduct and Ethics covers a wide range of business practices and procedures and applies to all officers and Directors of Morris Capital Advisors and the Fund in their conduct of their business and affairs.  It does not cover every issue that may arise, but it sets out basic principles to guide all officers and Directors in discharging their duties.  This Code has been adopted by Morris Capital Advisors and Directors of the Fund with the objectives of deterring wrongdoing and promoting (1) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, (2) full, fair, accurate, timely and understandable disclosure in reports and documents filed with the Securities and Exchange Commission and in other public communications, (3) compliance with applicable governmental laws, rules and regulations, (4) prompt internal reporting of violations of this Code, and (5) accountability for adherence to this Code.

This Code is intended as a code of ethics under Section 406 of the Sarbanes-Oxley Act of 2002 and Item 2 of Form N-CSR under the Investment Company Act of 1940, and is specifically applicable to the principal executive officer, principal financial officer, and principal accounting officer (or persons performing similar functions, whether or not as officers or employees of the Fund) of Morris Capital Advisors and the Fund (each a "Covered Officer").

All records and reports created or maintained pursuant to this Code are intended solely for the internal use of Morris Capital Advisors and the Fund, are confidential, and in no event constitute an admission by any person as to any fact, circumstance or legal conclusion.

Compliance with Laws, Rules and Regulations

Morris Capital Advisors and the Fund expect its officers and Directors to comply with all laws, rules and regulations applicable to Morris Capital Advisors and the Fund's operations and business. Officers and Directors should seek guidance whenever they are in doubt as to the applicability of any law, rule or regulation regarding any contemplated course of action. Morris Capital Advisors and the Fund hold information and training sessions to promote compliance with laws, rules and regulations, including insider-trading laws. Please consult the various

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guidelines and policies, which Morris Capital Advisors and the Fund have prepared in accordance with specific laws and regulations. A good guideline, if in doubt on a course of action, is "Always ask first, act later -- if you are unsure of what to do in any situation, seek guidance before you act."

Morris Capital Advisors and the Fund are subject to regulation by the Securities and Exchange Commission, and compliance with federal, state and local laws.  Morris Capital Advisors expects its officers and the Fund expects its Directors to insist on strict compliance with the spirit and the letter of these laws and regulations.

Conflicts of Interest

Each officer and Director of Morris Capital Advisors and the Fund should be scrupulous in avoiding any conflict of interest with regard to Morris Capital Advisors and the Fund's interests. A "conflict of interest" occurs when an individual's private interest interferes with the interests of Morris Capital Advisors and the Fund. A conflict situation can arise when an officer or Director pursues interests that prevent the individual from performing his duties to Morris Capital Advisors and the Fund objectively and effectively. Conflicts of interest also arise when an officer or Director or member of the individual's family receives undisclosed, improper benefits as a result of the individual's position with Morris Capital Advisors and the Fund. Any conflict of interest that arises in a specific situation or transaction must be disclosed by the individual and resolved before taking any action.

Matters involving a conflict of interest are prohibited as a matter of policy, except when approved by the Executive Officer of Morris Capital Advisors or Directors or the Fund's audit committee for any Covered Officer or Director, or except when approved by the Fund's president for any other individual. Conflicts of interest may not always be evident, and individuals should consult with higher levels of management or Morris Capital Advisors and the Fund's legal counsel if they are uncertain about any situation. In no event, however, shall investment in any security made in accordance with Morris Capital Advisors and the Fund's Policy on Personal Securities Transactions (or comparable policy or code then in effect) be considered a conflict of interest with Morris Capital Advisors and the Fund.

Corporate Opportunities

Officers and Directors shall not take for themselves personally opportunities that are discovered through the use of their position with Morris Capital Advisors and the Fund, except with the approval of the Executive Officer of Morris Capital Advisors or Directors or the Fund's

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audit committee for any Covered Officer or Director, or except with the approval by the Executive Officer of Morris Capital Advisors or Fund's president for any other individual. Officers and Directors owe a duty to Morris Capital Advisors and the Fund to advance its legitimate interests when the opportunity to do so arises. In no event, however, shall investment in any security made in accordance with Morris Capital Advisors and the Fund's Policy on Personal Securities Transactions (or comparable policy or code then in effect) be considered a business opportunity of Morris Capital Advisors and the Fund.

Confidentiality

Officers and Directors shall exercise care in maintaining the confidentiality of any confidential information respecting Morris Capital Advisors and the Fund, except where disclosure is authorized or legally mandated. Officers and Directors should consult with Morris Capital Advisors and the Fund's legal counsel if they believe they have a legal obligation to disclose confidential information. Confidential information includes non-public information of Morris Capital Advisors and the Fund that may be helpful to competitors, or otherwise harmful to Morris Capital Advisors and the Fund or its shareholders. The obligation to preserve confidentiality of this information continues after association with Morris Capital Advisors and the Fund ends.

Fair Dealing

Officers and Directors should endeavor to deal fairly with the clients of Morris Capital Advisors and the Fund's shareholders, service providers and competitors, and shall not seek unfair advantage through improper concealment, abuse of improperly acquired confidential information, misrepresentation of material facts when the other party is known by the officer or Director to rely justifiably on the individual to disclose those facts truthfully, or improper and unfair dealing.

Business Gifts and Entertainment

The purpose of business entertainment and gifts in a commercial setting is to create goodwill and sound working relationships, not to gain unfair advantage. No gift or entertainment should ever be offered, given, provided or accepted by any officer or Director in connection with Morris Capital Advisors and the Fund's business unless it (1) is not a cash gift, (2) is consistent

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with customary business practices, (3) is not excessive in value, (4) cannot be construed as a bribe, payoff or kickback and (5) does not violate any laws or regulations.

Protection and Proper Use of Fund Assets

All officers and Directors should endeavor to protect Morris Capital Advisors and the Fund's assets and pursue their efficient investment in accordance with Morris Capital Advisors and the Fund's business purposes and declaration of trust. Any suspected incident of fraud or theft should be immediately reported for investigation as hereinafter described under the caption "Reporting Illegal or Unethical Behavior."

The obligation of officers and Directors to protect Morris Capital Advisors and the Fund's assets includes its proprietary information. Proprietary information includes intellectual property such as trademarks and copyrights, as well as business, marketing and service plans, databases, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information violates this Code.

Insider Trading

All officers and Directors should pay particular attention to potential violations of insider trading laws. Insider trading is both unethical and illegal and will be dealt with decisively if it occurs. Officers and Directors are expected to familiarize themselves with the Policy Statement on Insider Trading, adopted by Morris Capital Advisors and the Fund's investment adviser. If they have questions about these guidelines, they should consult with Morris Capital Advisors and the Fund's president, the investment adviser's compliance office, or Morris Capital Advisors and the Fund's legal counsel.

Reporting Illegal or Unethical Behavior

The Directors encourage each officer to talk to senior officers, the investment adviser's compliance officers, or the Directors about observed illegal or unethical behavior, or when the officer is in doubt about the best course of action in a particular situation. Officers should report actual and suspected violations of laws, rules, regulations or this Code to appropriate personnel. If an individual does not believe it appropriate or is not comfortable approaching senior officers or the investment adviser's compliance officers about their concerns, then the individual may contact any member of Morris Capital Advisors and the Fund's audit committee. If the individual's concerns require confidentiality, then this confidentiality will be protected, subject to

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applicable law, regulation or legal proceedings. Morris Capital Advisors and the Fund will not permit retaliation of any kind by or on behalf of Morris Capital Advisors and the Fund or its officers and Directors against good faith reports or complaints of violations of this Code or other illegal or unethical conduct.

Reporting and Disclosure

As a registered investment company, it is of critical importance that the Fund's filings with the Securities and Exchange Commission, including specifically shareholder reports, contain full, fair, accurate, timely and understandable disclosure. Each officer and Director should become familiar with the disclosure laws and regulations applicable to the Fund, consistent with the individual's authority and duties. Depending on the Fund, each officer and Director may be called upon to provide necessary information to ensure that the Fund's public reports are complete, fair and understandable. The Directors expect officers and Directors to take this responsibility very seriously and to provide prompt and accurate answers to inquiries related to the Fund's public disclosure requirements. Officers may be asked to certify as to the accuracy of all responses and information provided for inclusion in the Fund's public reports and filings.

Recordkeeping

Morris Capital Advisors and the Fund require accurate recording and reporting of information in order to make responsible business decisions. The Directors expect each of Morris Capital Advisors and the Fund's officers, consistent with the officer's individual authority and duties, to maintain books, records, accounts and financial statements in reasonable detail, and to appropriately reflect Morris Capital Advisors and the Fund's transactions in conformity with applicable legal requirements and Morris Capital Advisors and the Fund's system of internal controls.

Accounting and Financial Reporting Concerns

Morris Capital Advisors and the Fund seek to comply with all applicable financial reporting and accounting regulations applicable to Morris Capital Advisors and the Fund. Officers who have concerns or complaints regarding questionable accounting or auditing matters or procedures involving Morris Capital Advisors and the Fund are encouraged to submit those concerns or complaints to Morris Capital Advisors and the Fund's audit committee which will, subject to its duties arising under applicable law, regulations and legal proceedings, treat such submissions confidentially. These submissions may be directed to the attention of the audit

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committee chairman, or any Director who is a member of the audit committee, at the principal executive offices of Morris Capital Advisors and the Fund or at the Director's residence address.

Waivers of the Code of Business Conduct and Ethics

Any waiver of this Code for any Covered Officer or Director may be made only by the Executive Officer of Morris Capital Advisors or Directors or the Fund's audit committee and will be promptly disclosed as required by law or by Securities and Exchange Commission regulations. Waivers of this Code for any other individual may be made by the president only upon the individual's making full disclosure in advance of the transaction in question. This Code may be amended or modified at any time by the Directors.

Consequences for Non-Compliance

Any Covered Officer or Director of Morris Capital Advisors or the Fund found to be in non-compliance with any aspect of these policies will be subject to suspension of duties, termination of employment, or removal as an officer or Director of Morris Capital Advisors or the Fund.

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